UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.

On February 10, 2009, Secured Diversified Investment, Ltd. (“SDI”) completed its acquisition of Galaxy Gaming, Inc. (“Galaxy”).  For accounting purposes, this business combination has been treated as a reverse merger with Galaxy Gaming, Inc. as the acquirer.  The following unaudited pro forma combined balance sheets and income statements are based on historical financial statements of the companies.  The unaudited pro forma combined financial statements are provided for information purposes only. The pro forma financial statements are not necessary indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated below.  In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company.  The unaudited pro forma combined financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. For pro forma purposes:

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The unaudited Pro Forma Combined Balance Sheet as of December 31, 2008 combines the historical balance sheet of the companies as of December 31, 2008, giving effect to the acquisitions/mergers as if they had occurred on January 1, 2008.

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The unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2008 combines the historical income statements of the companies for the indicated period, giving effect to the acquisitions/mergers as if they had occurred on January 1, 2008.

These unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with the separate audited financial statements of Secured Diversified Investment, Ltd. And Galaxy Gaming, Inc. as of and for the year ended December 31, 2008.

SECURED DIVERSIFIED INVESTMENT, LTD.

TABLE OF CONTENTS

DECEMBER 31, 2008

Pro Forma Combined Balance Sheet as of December 31, 2008	2

Pro Forma Combined Statement of Operations as of December 31, 2008	3

Notes to the Pro Forma Adjustments	4

SECURED DIVERSIFIED INVESTMENT, LTD.
PRO FORMA COMBINED BALANCE SHEET
DECEMBER 31, 2008

ASSETS	Secured Diversified Investment, Ltd.	Galaxy Gaming, Inc.	Pro Forma Adjustments		Total
Current Assets
Cash and cash equivalents	$12,279	$25,885			$38,164
Accounts receivable, net	0	246,860			246,860
Prepaid expenses and taxes	0	19,773			19,773
Inventory	0	46,177			46,177
Real estate investments	100,000	0			100,000
Note receivable - current portion	0	69,617			69,617
Total Current Assets	112,279	408,312			520,591

Property and Equipment, Net	0	23,389			23,389

Other Assets
Intellectual property, net	0	133,919			133,919
Intangible assets	0	150,000			150,000
Note receivable - long term	0	435,744			435,744
Total Other Assets	0	719,663			719,663

TOTAL ASSETS	$112,279	$1,151,364			$1,263,643

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$242,028	$146,336	(242,028)a		$146,336
Accrued expenses and taxes	396,256	297,264	(396,256)a		297,264
Deferred revenue	0	196,579			196,579
Due to related party	0	31,639			31,639
Note payable – related party	0	384,450			384,450
Notes payable – current portion	0	23,014			23,014
Total Current Liabilities	638,284	1,079,282			1,079,285

Long Term Liabilities
Notes payable	45,000	1,192,280	(45,000)a		1,192,280

TOTAL LIABILITIES	683,284	2,271,562			2,271,562

STOCKHOLDERS’ DEFICIT
Capital stock	163	10,000	(163)b (10,000)c 29,000d		29,000
Unissued shares	5,830	0	(5,830	)b	0
Paid in capital	8,818,647	125	(8,818,647)b (125)c 93,404d		93,404
Accumulated deficit	(9,395,645)	(1,130,323)	9,395,645b		(1,130,323)
TOTAL STOCKHOLDERS’ DEFICIT	(571,005)	(1,120,198)			(1,007,919)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$112,279	$1,151,364			$1,263,643

See accompanying notes to the Pro Forma adjustments.

SECURED DIVERSIFIED INVESTMENT, LTD.
PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31,2008

	Secured Diversified Investment, Ltd.	Galaxy Gaming, Inc.	Pro Forma Adjustments	Totals

Gross Revenues	$0	$2,067,445		$2,067,445
Cost of Goods Sold	0	119,248		119,248
Gross Profit	0	1,948,197		1,948,197

Operating Expenses	252,736	2,359,459		2,612,195
Operating Loss	(252,736)	(411,262)		(663,998)

Other Income (Expense)	(118,851)	(92,942)		(211,793)

Net Loss Before Provision for Income Taxes	(371,587)	(504,204)		(875,791)

Provision for Income Taxes	(800)	0		(800)

Net Loss	$(372,387)	$(504,204)		$(876,591)

Weighted Average Number Of Shares Outstanding				29,000,000d
Net Loss Per Share				$(0.03)

See accompanying notes to the Pro Forma adjustments.

SECURED DIVERSIFIED INVESTMENT, LTD.
NOTES TO THE PRO FORMA ADJUSTMENTS (unaudited)
DECEMBER 31, 2008

(a) Elimination of Secured Diversified Investment, Ltd. liabilities due to bankruptcy

(b) Elimination of Secured Diversified Investment, Ltd. equity due to bankruptcy

(c) Elimination of Galaxy Gaming, Inc. common stock and paid in capital in exchange for new shares of Secured Diversified Investment, Ltd.

(d) Issuance of 29,000,006 shares of $.001 par value common stock of Secured Diversified Investment, Ltd.   25,000,000 were issued in exchange for 100% ownership of Galaxy Gaming, Inc.
4,000,006 shares were issued to past creditors of Secured Diversified Investment, Ltd.